Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Bitdeer Technologies Group on Form 20-F of our report dated March 3, 2023, which includes an explanatory paragraph as to the ability of Blue Safari Group Acquisition Corp. to continue as a going concern, with respect to our audits of the consolidated financial statements of Blue Safari Group Acquisition Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021, appearing in the Registration Statement on Form F-4 (File No. 333-270345) of Bitdeer Technologies Group filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2023.

/s/ Marcum llp

Marcum llp

Houston, Texas

April 19, 2023